EXHIBIT 99.2

BLUE HILL DATA SERVICES, INC.

FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED

SEPTEMBER 30, 2007
(UNAUDITED)

BLUE HILL DATA SERVICES, INC.
BALANCE SHEET
AS OF SEPTEMBER 30, 2007
(UNAUDITED)
Amount
ASSETS
Current assets:
Cash and cash equivalents	$35,571
Accounts receivable, net	1,130,571
Prepaids expenses and other current assets	52,272
Total current assets	1,218,414

Fixed assets:
Computer software	1,007,110
Computer equipment	1,958,829
Equipment	785,542
Leasehold improvements	212,057
Accumulated depreciation & amortization	(2,939,044)
Fixed assets, net	1,024,494

Other assets	51,000

TOTAL ASSETS	$2,293,908

LIABILITIES & EQUITY
Current liabilities:
Accounts payable	$230,027
Accrued expenses	56,594
Current portion of long-term debt	284,835
Current portion of treasury stock loan payable	382,259
Deferred revenue	645,396
Total current liabilities	1,599,111

Long-term debt, net of current portion	519,680
Treasury stock loan payable, net of current portion	1,036,536
Total liabilities	1,556,216

Equity
Common stock	1,500
Treasury stock	(2,500,000)
Shareholders distributions	(294,626)
Retained earnings	1,931,707
Total equity	(861,419)

TOTAL LIABILITIES & EQUITY	$2,293,908

BLUE HILL DATA SERVICES, INC.
INCOME STATEMENT
FOR THE NINE MONTHS ENDING SEPTEMBER 30, 2007
(UNAUDITED)

Amount

Revenue:
IT outsouring services	$5,640,064

Operating expenses:
Cost of services	2,298,016
Selling, general and administrative	2,910,543
Total operating expenses	5,208,559

Operating income	431,505

Other expense (income)
Interest expense, net	119,111
Other income	(14,051)
Total other expense	105,060

Net income	$326,445

BLUE HILL DATA SERVICES, INC.
STATEMENT OF CASH FLOW
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007
(UNAUDITED)

2007

Cash flows from operating activities:
Net income	$326,445
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	164,390

Changes in operating assets and liabilities:
Accounts receivable	(105,336)
Prepaids and other assets	86,734
Accounts payable	67,121
Accrued expenses	(76,814)
Deferred revenue	104,889
Net cash provided by operating activities	567,429

Cash flows from investing activities:
Purchase of equipment	(311,660)
Net cash used in investing activities	(311,660)

Cash flows from financing activities:
Proceeds from bank borrowings	346,128
Repayment of treasury stock loan	(283,861)
Distributions to shareholders	(294,626)
Net cash used in financing activities	(232,359)

Net increase in cash	23,410

Cash - beginning of period	12,161

Cash - end of period	$35,571